EXHIBIT 99.1

Atheros Communications Announces Record Financial

Results for First Quarter 2004

Q1 Revenues up 14 percent over Q4; Gross Margins Expand to 44.2 percent

Sunnyvale, Calif.—April 27, 2004—Atheros Communications, Inc. (Nasdaq: ATHR), a leading developer of advanced wireless LAN chipsets, today announced record financial results for the first quarter of fiscal 2004, ended March 31, 2004.

Revenue in the first quarter of fiscal 2004 was $43.1 million, compared with $37.7 million in the fourth quarter of fiscal 2003, an increase of 14 percent. Gross margin in the first quarter of fiscal 2004 was 44.2 percent, or 80 basis points higher than the 43.4 percent gross margin reported in the prior quarter.

In accordance with U.S. generally accepted accounting principles (GAAP), the company’s net income in the first quarter of fiscal 2004 was $2.4 million, or earnings of $0.05 per diluted share on 48.2 million average shares outstanding. This compares with a net loss of $0.2 million, or a loss of $0.02 per diluted share on 13.1 million average shares outstanding in the fourth quarter of fiscal 2003.

Total cash and short-term investments were $158.4 million at March 31, 2004, compared with $29.0 million at Dec. 31, 2003. Atheros raised $133.5 million in net proceeds to the company from its initial public offering of 10.35 million shares of common stock in February 2004.

Atheros reports net income (loss) and basic and diluted net income (loss) per share in accordance with GAAP and additionally on a non-GAAP basis. Non-GAAP net income, where applicable, excludes the effect of the amortization of stock-based compensation. In the first quarter of 2004, non-GAAP net income was $3.5 million, or $0.07 per diluted share, compared with non-GAAP net income of $1.6 million, or $0.13 per diluted share, in the fourth quarter of fiscal 2003. Average shares used in computing non-GAAP net income per share for the first quarter of fiscal 2004 increased to 48.2 million, compared with 13.1 million for the fourth quarter of fiscal 2003.

“It has been an extremely exciting quarter for Atheros, and we are pleased with our company’s progress,” said Dr. Craig Barratt, president and CEO. “Not only did we successfully complete our initial public offering in February, we continued to expand our customer base and drive the adoption of wireless networking technologies worldwide. In January we once again demonstrated our technological leadership in wireless solutions with the introduction of the industry’s first single chip 802.11g based product and we believe that this product will enable our customers to continue to provide competitive solutions to the marketplace.

“In addition, the adoption of our Super G technology has enabled several of our partners to introduce Atheros-branded, market-leading products with the highest level of throughput available, giving them a competitive advantage and providing end users with a better performing solution,” he said.

Conference Call

Atheros will broadcast its conference call discussion of first quarter fiscal 2004 financial results today, Tuesday, April 27, 2004 at 2:00 p.m. pacific daylight time (5:00 p.m. eastern daylight time).

To listen to the call, please dial (773) 756-4600 approximately 10 minutes prior to the start time. The pass code is: Atheros. A taped replay will be available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (888) 282-0036.

The Atheros financial results conference call will be available via a live webcast on the investor relations section of the Atheros web site at http://www.atheros.com.

Please access the web site approximately 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available at the web site for one year.

About Atheros Communications, Inc.

Atheros Communications is a leading developer of semiconductor system solutions for wireless communications products. Atheros combines its wireless systems expertise with high performance radio frequency, mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufacturable on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is being used by a broad base of leading customers, including personal computer and networking equipment manufacturers. For more information, visit www.atheros.com or send email to info@atheros.com.

Atheros, the Atheros logo, and Super G are trademarks of Atheros Communications, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the expected benefits of Atheros’ products and technology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expected,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause the actual results of Atheros to differ materially, including, among others, the ability of our customers to provide competitive solutions based on our products, manufacturing difficulties, the impact of competitive products and alternative technological advances, and risks detailed in Atheros’ Prospectus dated February 11, 2004 as filed with the SEC and from time to time in Atheros’ SEC reports. These forward-looking statements speak only as of the date hereof. Atheros does not undertake any obligation to update forward-looking statements.

Contact:

Jack Lazar	Deborah Stapleton
Chief Financial Officer	President
Atheros Communications, Inc.	Stapleton Communications Inc.
(408) 773-5200	(650) 470-0200

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Net revenue	$43,099	$9,406
Cost of goods sold	24,068	5,479

Gross profit	19,031	3,927

Operating expenses:
Research and development	9,725	6,272
Sales and marketing	3,501	2,094
General and administrative	2,230	934
Stock-based compensation	1,116	62

Total operating expenses	16,572	9,362

Income (loss) from operations	2,459	(5,435)
Interest income, net	153	28
Income taxes	(233)	—

Net income (loss)	$2,379	$(5,407)

Basic earnings (loss) per share	$0.08	$(0.46)

Diluted earnings (loss) per share	$0.05	$(0.46)

Shares used in computing basic and pro forma basic earnings (loss) per share	30,774	11,634

Shares used in computing diluted and pro forma diluted earnings (loss) per share	48,230	11,634

Pro forma net income (loss) per share (*)	$3,495	$(5,345)

Pro forma basic earnings (loss) per share (*)	$0.11	$(0.46)

Pro forma diluted earnings (loss) per share (*)	$0.07	$(0.46)

	Reconciliation of GAAP Net Income (Loss) to Pro Forma Net Income (Loss)
	Three Months Ended March 31,
	2004	2003
GAAP net income (loss)	$2,379	$(5,407)
Stock compensation expense	1,116	62

Pro forma net income (loss)	$3,495	$(5,345)

(*)	To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a pro forma, non-GAAP, measure of net income (loss), which is adjusted from results based on GAAP to exclude stock-based compensation. This non-GAAP measure is provided to enhance the user’s overall understanding of our historical financial performance. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding stock-based compensation expenses.

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$158,398	$29,039
Accounts receivable, net	12,475	9,855
Inventories	14,763	10,929
Prepaid expenses and other current assets	1,952	1,110

Total current assets	187,588	50,933

Property and equipment, net	2,549	2,346

Other assets	1,951	2,607

	$192,088	$55,886

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$31,345	$31,769

Long-term liabilities	1,440	1,831

Stockholders’ equity	159,303	22,286

	$192,088	$55,886